Exhibit 99.8

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of iRobot Corporation, a Delaware corporation (the “Company”);

WHEREAS, Red Mountain Partners, L.P., a Delaware limited partnership (“RMP”), Red Mountain Capital Partners LLC, a Delaware limited liability company, RMCP GP LLC, a Delaware limited liability company, Red Mountain Capital Management, Inc., a Delaware corporation, Willem Mesdag and Lawrence S. Peiros wish to form a group for the purpose of seeking representation on the Board of Directors of the Company at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 18th day of February, 2016 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2. So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board of Directors of the Company at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. Each of the undersigned agrees that all expenses incurred in connection with the Group’s activities set forth in Section 3 must be pre-approved in writing by RMP or its affiliates. All such pre-approved expenses shall be paid by RMP or its affiliates.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by RMP or its affiliates.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9. Any party hereto may terminate his or its obligations under this Agreement on 24 hours’ prior written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

10. Each of the undersigned parties hereby agrees that Olshan shall act as counsel for the Group and RMP and its affiliates relating to their investment in the Company.

11. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RED MOUNTAIN PARTNERS, L.P.

By:	RMCP GP LLC, its general partner

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory

RED MOUNTAIN CAPITAL PARTNERS LLC

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory

RMCP GP LLC

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory

RED MOUNTAIN CAPITAL MANAGEMENT, INC.

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory

/s/ WILLEM MESDAG
WILLEM MESDAG

/s/ LAWRENCE S. PEIROS
LAWRENCE S. PEIROS